Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES THE SALE OF ITS CARSON CITY, NEVADA PROPERTY

IRVINE, CA, July 11, 2013 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced that on July 5, 2013 it completed the sale of its land and building in Carson City, Nevada. The sales price of the property was $980,000, resulting in net proceeds to the Company of approximately $915,000, after deductions for expenses related to the sale, primarily consisting of broker commissions and fees, aggregating approximately $65,000. The property was not encumbered by any debt.

As previously disclosed, in April 2013 the Company entered into a Purchase Agreement for the sale of the Carson City land and building to the purchaser, Aesthetic and Reconstructive Technologies, Inc. The property formerly housed the Company’s fractional horsepower motor product line doing business as Pro-Dex Astromec, which was sold to SL Montevideo Technology, Inc. in February 2012.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.